UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

Capital Growth Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661
(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to a Current Report on Form 8-K/A (this “Amendment”) is being filed by Capital Growth Systems, Inc. (the “Company”) in response to comments provided by the staff of the Division of Corporate Finance of the Securities and Exchange Commission.  The Amendment provides certain clarifications to the Company’s Form 8-K filed with the SEC on October 15, 2008.

Item 4.01	Change in Registrant’s Certifying Accountant.

As previously reported, the chairman of the audit committee of the Company received a notice dated October 8, 2008 from Plante & Moran PLLC (“Plante”), the Company’s independent registered public accounting firm at the time, indicating that Plante did not intend to stand for re-election with respect to the audit of the December 31, 2008 consolidated financial statements and, effective upon the earlier of November 15, 2008 or the filing of the Company's Form 10-Q for the quarter ended September 30, 2008, Plante’s relationship with the Company would end.  The report issued by Plante in connection with the audit of the Company for the years ended December 31, 2007 and December 31, 2006 expressed an unqualified opinion and included an explanatory statement wherein Plante expressed substantial doubt about the Company’s ability to continue as a going concern.

As a matter of clarification, Plante did not express an adverse opinion or a disclaimer of opinion nor was its report modified as to uncertainty, audit scope, or accounting principles.

As previously reported, with respect to the years ended December 31, 2007 and 2006 and through June 30, 2008, there were no disagreements with Plante on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Plante’s satisfaction, would have caused them to make reference thereto in connection with the audited or interim financial statements for the periods ended December 31, 2007 and June 30, 2008, respectively.

As a matter of clarification, the representations in the previous paragraph extend through August 14, 2008 (the date Plante completed its audit-related work with respect to the Company’s 2007 Annual Report), October 8, 2008 (the date of Plante’s notice), and November 14, 2008 (the date of the filing of the Company’s Quarterly Report for September 30, 2008 and Plante’s review thereof).  Effective November 14, 2008, Plante’s relationship with the Company ended.

During the year ended December 31, 2007, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) except for the following material weaknesses.

As previously reported, and as stated in the Company’s Form 10-KSB/A for the year ended December 31, 2007, management conducted an assessment of internal control over financial reporting as of December 31, 2007, as required under Section 404 of the Sarbanes-Oxley Act of 2002.  The assessment was conducted using the criteria in Internal Control over Financial Reporting – Guidance for Smaller Public Companies issued by the Committee of Sponsoring Organizations of the Treadway Commission.  As a result of this assessment, the Company’s management identified three material weaknesses with respect to the internal controls over financial reporting:  (i) the Company did not maintain a majority of independent directors and its Board of Directors did not have a designated financial expert; (ii) staff and systems had not yet been deployed in a manner that allows for the desired level of segregation of duties to operate and be documented in a manner sufficient to meet Sarbanes-Oxley standards that will need to be evidenced in the near term; and (iii) the contingent terms of previous financing transactions had not been adequately analyzed in light of the volume of increasingly complex accounting and reporting standards issued by various promulgating bodies.  As reported in the Company’s Form 10-KSB for the year ended December 31, 2006, management conducted an evaluation of the effectiveness and the design and operation of disclosure controls and procedures as of December 31, 2006, as required by Rule 13a-15(b) under the Exchange Act..  Based on the evaluation, the Company concluded that the following material weakness existed.  During the third and fourth quarters of 2006, the Company completed the acquisitions of 20/20 Technologies, CentrePath, and Global Capacity Group.  Since these entities have limited resources for processing accounting information and financial reporting, management concluded that a material weakness existed related to proper segregation of duties at these locations.

As a matter of clarification, and as stated in the Company’s Form 10-KSB/A for the year ended December 31, 2007, the evaluation discussed above was conducted under the supervision and with the participation of the Company’s management, including its chief executive officer and chief financial officer.  In addition, in each case where material weaknesses were identified, the audit committee discussed the subject matter of these events with Plante.  The Company has authorized Plante to respond fully to the inquiries of the Company’s successor independent registered public accountant with respect to these events.

The Company provided Plante a copy of this Report on Form 8-K/A and requested Plante to furnish it with a letter addressed to the SEC stating whether Plante agrees with the above statements made by the Company.  A copy of Plante’s letter stating its agreement, dated December 30, 2008, is filed as Exhibit 16.1 to this Form 8-K/A.

As a matter of clarification, the Company will file a Form 8-K regarding engagement of its new independent registered public accounting firm upon completion of the current selection and acceptance process, which includes approval by the Company’s Board of Directors.

Item 9.01	Exhibits.

16.1	Letter from Plante & Moran, PLLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 30, 2008

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Jim McDevitt
Jim McDevitt
Chief Financial Officer